[WSFS] - WSFS Financial Corporation Q4 2008 earnings

Wednesday Feb 4 2009

2pm ET

Officers

Mark Turner; WSFS Financial Corporation; President and CEO

Steve Fowle; WSFS Financial Corporation; CFO

Rodger Levenson; WSFS Financial Corporation; EVP and Director of Commercial Banking

Analysts

Andy Stapp; B. Riley & Company; Analyst

Sandra Osborne; Keefe, Bruyette & Woods; Analyst

Brian Hagler; Kennedy Capital; Analyst

Brian Roman; Rebeco Investment Management; Analyst

Presentation

Operator: Good afternoon, and welcome to the WSFS earnings release fourth quarter of 2008 conference call. With us on the call are Mark Turner, President and CEO, Steve Fowle, Chief Financial Officer, and Rodger Levenson, Head of Lending. (OPERATOR INSTRUCTIONS.) Please note that this call is being recorded.

Now, I’d like to turn the conference over to Steve Fowle. Please go ahead.

Steve Fowle: Thank you, Andrea. And thank you to everyone participating on this call.

Before Mark begins with his opening remarks, I’d like to read our Safe Harbor Statement. The following discussion may contain statements which are not historical facts and are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions, some of which may be beyond the Company’s control, are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets, changes in government regulation affecting financial institutions and potential expenses associated therewith, changes resulting from our participation in the CPP, including additional conditions that may be imposed in the future on participating companies, and the costs associated with resolving any problem loans and other risks and uncertainties discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.

The Corporation does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

With that, I’ll turn the discussion over to Mark Turner, WSFS President and Chief Executive Officer.

Mark Turner: Thank you, Steve. And thank you, all, for your time and interest. I and my fellow associates will take some time today to add some additional color and context to 2008 results and to future prospects reported yesterday, which we assume you have seen and read. After about 10 minutes of prepared comments we’ll open it up for questions.

There’s clearly some good news to report in 2008. Deposit growth was strong, growing $228 million or 15% during the year, $173 million of that coming in the fourth quarter. $95 million of that came from our successful acquisition of six in-market branches in October. We consolidated those six branches into four and still deposits with those customers have since grown from $95 million to $99 million. Even without that acquisition deposit growth rate in the fourth quarter was 20% on an annualized basis.

Total loan growth was also good, increasing $210 million for the year or 9%, including $114 million growth in the fourth quarter. Most of this growth was in C&I loans, a sector that continues to hold-up relatively well. Despite inactive origination platform in total first mortgage and consumer loan exposure was relatively flat over the year, as demand was lower, paydowns were higher, and many of our first mortgage loans we originated were sold off, thus reducing our overall exposure to existing consumer credit.

Importantly, construction and land development loan exposure, perhaps the hardest hit loan sector today, was actually reduced over the course of the quarter and year. Starting in 2005 we took steps to limit our construction exposure. At yearend 2008 total construction loans were $229 million or only 9.2% of total loans. A component of that, residential construction and land development loans, or residential CLD were $142 million or only 5.7% of total loans at December 31st. In addition, our residential CLD exposure is diversified, with an average loan size of $1.4 million and only eight projects greater than $5 million.

And during the quarter total commercial loan delinquency actually improved from 1.78% to 1.3% December 31st. Overall, in deposits and loans where we were taking pains to exercise appropriate underwriting in the current climate, we clearly are seeing the accelerating positive affects of our business model and the reintermediation to us from financial institutions that are no longer in business or otherwise distracted or disrupted.

There is also other relatively good news to report. Despite a very challenging environment and a fourth quarter loss of $3.3 million, we reported full year profit of $16 million, and a return on assets of 50 basis points, and a return on equity of 7.3%. Worth repeating, total residential construction and total mortgage and consumer loan exposure was reduced and is relatively low compared to some of our peers. Despite some onetime and noncore items, expenses were managed well even with franchise growth.

In a difficult loan yield and deposit cost environment and excluding a $1 million reduction in our usually volatile reverse mortgage interest income, net interest income was up, and the margin held-up at a proforma 3.2%.

And when a nearly $550 million book of investments, after extensive evaluation and testing of the bonds, and using independent models, we recorded a write-down through income of only $1.4 million or about one-quarter of 1% of that portfolio, and there were no other than temporary impairment losses to report.

While we can’t guarantee the future, that’s not by accident, as we build our investment portfolio to seek to avoid credit risk and to primarily help us manage liquidity and interest rate risk, while providing some marginal income. I refer you to the press release where we provide quite a bit of detail on the quality of our investment portfolio.

As evidence of this low credit risk philosophy and practice in our investments, we currently have no exposure to Fannie and Freddie preferreds, no exposure to bank trust preferreds, no exposure to public bank or thrift equity securities, nor any securities of underlying subprime assets.

And the $1.4 million write-down we did take was due to generally widening market spreads as applied to a $12.4 million BBB rated security we’ve owned since we sold reverse mortgage into that securitization in 2002. This securitization is well seasoned, cash flowing, and over 150% collateralized. We expect any owner would recover 100% of the principal and interest due on this BBB security.

As an organization that has grown primarily through organic means, we have very few intangibles on our balance sheet. We analyzed all of these at 12-31 and have no goodwill or other intangible impairments to record.

However, in this environment there are clearly areas that we are watching very closely. The local economy, as with the national economy, has rapidly deteriorated over the last four months. Job losses mount. Delaware’s unemployment rate is about 1% better than the national average over the last year, but is trending in the same direction and at a similar rate. And real estate activity has slowed meaningfully and prices have declined accordingly.

This deterioration resulted in us taking a very hard look at the end of the year at our at risk loans, which are 8, 9, and 10 graded loans in our loan grading system, risk migration, in general, trends in delinquency, trends in charge offs, appraised value on problem properties, cost to dispose of the properties in a soft market, and then recording $14.9 million loan loss provision in the fourth quarter as well as a $700,000 write-down in REO. Confronting this economic reality led us to taking a $3.3 million loss in the fourth quarter.

On another topic, as you know, we purchased a majority stake in 1st Reverse in April for about $3.4 million total investment. 1st Reverse is a startup platform for originating and selling reverse mortgages, a product that we like, originate locally from our retail network and with which we have 15 years of experience.

While 1st Reverse continues to improve in originations and pipeline, it is not yet showing a profit. The correspondent and secondary reverse mortgage environment has not been hospitable over the last nine months, and we continue to work very closely with management of the joint venture to make appropriate adjustments to their business model and to reduce expenses to get to lower breakeven levels of loan originations.

To sum up, sticking to the lending exposure and market, which we know well, our flat exposure to total first mortgage and consumer loans, which includes minimal unsecured or subprime lending, only about $30 million in total or less than 1% of total assets, our relatively small declining and diversified exposure to residential construction loans, our relatively good mortgage loan delinquency versus national and surrounding state averages, and our higher quality investments all puts us in a good place to weather this recession. In fact, as a local bank, respond to local credit and deposit needs as others are retrenching.

However, as we enter 2009 we’ve made appropriate adjustments to our underwriting, pricing, and loan structuring. The current climate demands it and the market has allowed it. We’ve also made adjustments to and sacrifices in our expenses to be sensitive to an environment where there will be less overall economic activity. And 2009 will be a very challenging and dynamic year, one that we will have to manage through closely and make continuing adjustments as the economy may get better or worse.

Lastly, we recently closed on a $52.6 million in capital from the United States Treasury’s Capital Purchase Program, a decision we do not take lightly but one that will give us additional capital to guard against the tough economy, serve our markets, and seize opportunities as they arise.

Thank you for listening. I’d like to open it up for questions for Rodger, Steve, and myself.

Questions and Answers

Operator: Thank you. (OPERATOR INSTRUCTIONS.)

We have a question from Andy Stapp from B. Riley & Company.

Andy Stapp: Hi, guys.

Mark Turner: Hi, Andy.

Andy Stapp: In the residential and construction charge offs, was any of that -- were any of those projects the one you mentioned last quarter in southern Delaware?

Mark Turner: I’ll have Rodger Levenson, who is our head of Lending, respond to that question. Rodger?

Rodger Levenson: Hi, Andy. Yes, one of those projects was that project that we referred to in the past.

Andy Stapp: Okay. And I think you mentioned that you have eight large residential projects. Have you taken charges on all eight of these projects?

Rodger Levenson: No, we’ve not, not at this point. We’ve only taken charges on the ones where we felt it was appropriate based on the methodology that Mark had alluded to in his prior comments.

Andy Stapp: Okay. And do you have any other golf course projects that you’re financing?

Rodger Levenson: None that are under construction.

Andy Stapp: Okay. Okay. And your level of 30 to 89 delinquencies, how did they compare quarter to quarter?

Mark Turner: Total delinquencies, as we mentioned, went down, Andy. We’re going to have to take a quick look and find the answer on the 30 to 89.

Andy Stapp: Okay.

Steve Fowle: Andy, commercial loan delinquencies improved from 1.74% at September to 1.30% at December.

Andy Stapp: Okay.

Mark Turner: Hey, Andy, we’ll get back to you with the specific, with a specific answer on your bucket question.

Andy Stapp: Okay. And had some questions regarding the private label mortgage backed securities. Just to make sure I understand correct, first of all, all but four are AAA rated, is that correct?

Mark Turner: That’s correct.

Andy Stapp: Okay. And what are the ratings on the four?

Steve Fowle: The four had all -- they were all purchased as AAAs. They are all rated by two agencies. Three of the four are -- or, sorry, two of the four are still rated AAA by at least one of the agencies, sorry, three of the four are rated AAA by at least one of the agencies. And the fourth is rated A3 by Moody’s and BB by S&P.

Mark Turner: And, Andy, on these securities, in particular, they total $11.2 million of the total investments. We ran all four of them through two separate independent models and stress tested them in a current case and in a severe case for losses, ultimate losses of principal and interest, and we don’t think that’s probable that based on the results of those models that there will be losses of principal and interest on those securities.

Andy Stapp: Okay. Are these four, are they all A mortgages?

Steve Fowle: I don’t have that detail, Andy.

Andy Stapp: Okay.

Mark Turner: It’s only a small percentage of our securities that have all A in underlying loans, and we’ll have to get back to you whether there’s any in these securities.

Andy Stapp: Okay. And the $293 million balance on these non-agencies, mortgage backs, that the fair value, correct?

Steve Fowle: That’s the fair value, that’s correct.

Andy Stapp: Do you have the amortized cost of those?

Steve Fowle: Our investment was $320 million. We didn’t buy these all at origination so I’m not sure how much they paid down overall from issuance.

Andy Stapp: Okay. Okay. All right. I have some other questions, but I’ll let some other folks get on.

Mark Turner: Thanks, Andy.

Andy Stapp: Thank you.

Operator: Thank you. Our next question is form Sandra Osborne of KBW. Please go ahead.

Sandra Osborne: Thanks. Hi, guys.

Steve Fowle: Hi, Sandy.

Sandra Osborne: I was wondering if you could just give us an update or any more thoughts on your 1st Reverse stake, specifically just about that, the outlook for reverse mortgages in general? And, also, what your expectations are from the investment? I think that you had originally said you expected about a year or so startup losses. I’m just curious if that’s been pushed out any with the restructuring?

Mark Turner: When we purchased that majority stake in that startup business back in April, the business model that existed at the time in a much better environment had breakeven origination volumes at about 250 loans per month. And then over the course of the summer there was a change in law which originated one of their channels, their broker originated channels of how they originate loans. And then the secondary market for jumbo product, which they also had part of their business model went away, and then generally with declining equity values there’s, there are less reverse mortgage equity recaps by seniors.

So it was clear by the end of the summer into early fall that the business, that business model was not going to get to breakeven in the near term. So we worked with management very closely to adjust the business model, that it’s much more retail oriented on a commission base with a high variable cost structure, and reduced quite a bit of the fixed expenses so that their breakeven origination volumes at this point are about 100 loans per month.

They’re originating about 50 loans per month right now, but with a pipeline that is building. The last pipeline I saw had about 180 loans in it. It’s our hope and expectation that it would take a couple months to get to a 100 loans, that would be put them at about the year level in terms of since when we purchased them. But it’s by far, a far gone conclusion that they will reach 100 loans per month in the next two months, but that’s what we’re working towards.

Sandra Osborne: Okay. That’s helpful. And what about just the outlook in general for the business for reverse mortgages?

Mark Turner: Yes, the long-term outlook is very good. Reverse mortgages with the senior population growing, savings rates having declined over the last generation and higher costs to live, it’s clear that the reverse mortgage product will be a product that seniors have to tap to live in their homes comfortably in retirement, and that’s something that a lot of seniors want to do.

And overall the reverse mortgage market is -- has grown quite substantially over the last 10 years.

So we are a long-term believer in the product. As I mentioned we originate it locally from our branches in addition to that 1st Reverse investment. We are just working like heck in the current environment to get that business unit up to breakeven origination volumes, since they had to essentially retool their entire business model since we purchased them.

Sandra Osborne: Okay. And, now, on the commercial loan growth, 7% sequentially is pretty robust. Is this reflective of your being able to capitalize on dislocation from other competitors? And, if so, how does the pipeline look from here?

Mark Turner: Generally, the answer to your question is, yes. And for some specifics I’ll turn that over to Rodger Levenson on what we’re seeing and some of the deals that we’ve seen over the last quarter.

Rodger Levenson: Hi, Sandy. It’s Rodger Levenson. I would say that quite candidly we have as many opportunities in front of us as we could deal with. This market is just presenting a great deal of opportunities. It’s primarily coming from, as Mark indicated, dislocations at some of our major competitors where there’s been significant people disruption and other corporate distraction.

A good example is a large multifamily loan which we closed in December, which was very well underwritten and very well priced, who had a relationship with one of our large national competitors. The loan was about to mature. Our borrower had no reason to believe that it wouldn’t be rolled over, but quite candidly could not get a hold of anybody to get any real assurance on what the future of that loans was. And then through a mutual connection reached out to us, and we were able to close that loan and bring that over there, bring that over here. That is very indicative of the kinds of opportunities that we’re facing, and so we would expect those opportunities to continue.

Sandra Osborne: Okay. Thanks. And I’m also curious if your -- if the compensation structure for your commercial lenders has any kind of incentive to prevent bringing over potentially risky relationships just for the sake of growth? I think that kind of robust growth can raise a few eyebrows among cautious investors, so I was just curious?

Rodger Levenson: Sure. That’s an excellent question, and we do have an incentive compensation system which factors in very strongly asset quality as one of the key measures on how we evaluate the funding of our pool and then also individual awards.

Sandra Osborne: All right. That’s helpful. And then maybe if we could just get an update on any expansion plans in the current environment? Should we be expecting more branch purchases or denovo branches, or maybe some federally assisted transactions?

Mark Turner: As mentioned in the release, we have, our capital position is very strong right now. We’re seeing a lot of growth opportunities, and we see this as an especially good market to grow deposits. As you know, we have a loan to deposit ratio that’s greater than a hundred, long-term we’d like that to get to be more self-sufficient in our funding. We’ve seen a lot of reintermediation from larger competitors to us on the deposit end, as we pointed out in the growth in the fourth quarter.

And to continue to capitalize on that, we’re going to add two new branches, we plan to add two new branches this year, renovate two, or relocate two, excuse me, and renovate one this year. And we think this is a particularly good market to pick-up deposit market share which is strategically something that’s important to us.

Sandra Osborne: All right.

Mark Turner: And in terms of transactions, if we see a transaction, a small transaction in market, assisted or otherwise, that we believe is low risk and very well priced, we will be opportunistic.

Sandra Osborne: Great. That’s really helpful. I’ll let someone else hop on now. Thanks.

Operator: Thank you. Our next question is from [Brian Hagler] of [Kennedy Capital]. Please go ahead.

Brian Hagler: Good afternoon.

Mark Turner: Hi, Brian.

Brian Hagler: Just had a couple of questions. First of all, I guess I don’t cover a whole lot of banks that have a reverse mortgage presence, so I’m wondering how are you looking at the net interest margin kind of base or the run rate, if you will, going into the first quarter? Are you using the 320 or could there be additional kind of charges related to this, and I should use like a 307 for modeling purposes?

Mark Turner: I’ll make some comments, and then I’ll ask Steve to augment those. I think the 320 is more reflective of our base. The million dollar write-down we took effectively takes that portfolio to zero. There is the possibility that it could go lower than zero, because we have cash flow, cash outflow requirements to reverse mortgage holders, but our risk in that is pretty small. So I would use the 320 as a base, and then I’ll have Steve talk about the other dynamics in our balance sheet that might influence our margin going forward. Steve?

Steve Fowle: Yes, sure. I’d agree with Mark on the reverse mortgages. The timing and size of the impact from that portfolio is very difficult to predict, as it’s all the result of a net present value calculation on a lump of 21 loans. Typically more volatile in the fourth quarter because we reappraise the properties at that point.

However, with regard to the margin in general, we try to maintain relatively neutral interest rate sensitivity, and we reported a one-year GAAP of only 0.33% as of 12-31, but what that statistic hides is the fact that as the Fed cut rates our variable loans are the first things to reprice before deposits will.

I’d expect the decreasing margin trends that occurred through the fourth quarter will continue to trend down slightly from the adjusted levels Mark referred to through the first quarter, but also would like to point out that as we’re investing in the CPP funds we received in mortgage backed securities and leveraging to get to earnings neutrality with that, so probably picking about $200 plus million of mortgage backs with a target match spread of about 1.5%, while that will help our net interest income dollars it will also tend to bring down our margin percent. The wildcard on that is always what happens in the deposit market.

Brian Hagler: Right. Okay. Appreciate the detail on that. And then you talked about doing a pretty comprehensive review of your 8, 9, and 10 rated loans this quarter. Can you just talk about what percent of, let’s say, the -- I believe it’s $142 million in your residential construction loans that you got recent or updated appraisals on?

Mark Turner: Rodger?

Rodger Levenson: This is Rodger. I don’t have this exact specific information on that. What I will tell you is in many of those projects we received updated appraisals, and in the situations where we didn’t we took additional discounts to our evaluation of what the net realizable value of those loans were to be reflective of the information that we have and the current environment. So we can get you the statistic, but I would say it’s on a large number of those loans.

Brian Hagler: And then what was kind of the original or average loan to value on that portfolio at origination or loan to cost?

Rodger Levenson: Yes, I’d have to -- it’s hard to make a general statement on that. I would have to come back to you and get you that information.

Mark Turner: Only a small portion of that is land hold, I think about $35 million, and that would have been at, by policy, about 50% loan to value, and then generally the other would have been at origination somewhere between 70 and 80. That’s just a general background.

Brian Hagler: Okay. That’s helpful. And then, lastly, you talked about adjusting your underwriting and your expenses to the current environment. Can you just kind of talk about what maybe, what kind of run rate of expenses you guys may hope to achieve, or if you’re just hoping to kind of keep them flat with this quarter?

Mark Turner: In the core bank we’re trying to keep them flat, that’s what we’re planning for next year and that’s what we’ve put into the budget. But to the extent we have growth initiatives like [Wolf Management] or 1st Reverse, you’re going to see growth there, but excluding those our goal is to keep expenses flat and that is what’s been directed in the budget process.

Steve Fowle: Yes, let me caveat that little bit. We did, as you remember, we did pick-up branches in the fourth quarter, which will impact the base rate for expenses going forward. We do have some negative impact from increased FDIC insurance premiums which hit us. I think probably a good way to look at it is excluding 1st Reverse that probably getting about 1% additional expense growth year to year.

Brian Hagler: Okay. And then did you guys have to make any adjustments, pension related adjustments this quarter?

Mark Turner: No, we don’t have any defined benefit plans.

Brian Hagler: Oh, okay. Okay. Thanks for your comments, guys.

Mark Turner: All right. Thank you.

Operator: (OPERATOR INSTRUCTIONS.)

We have a question from Andy Stapp of B. Riley & Company. Please go ahead.

Andy Stapp: Okay. Do you have the dollar amount of FDIC, how much your FDIC insurance assessment will go up in 2009?

Mark Turner: We do. Steve?

Steve Fowle: Yes, we -- 2008 we paid about $700,000. We’re expecting about $2.9 million in 2009.

Andy Stapp: Okay. And, also, how much in dividends did you receive from the Federal Home Loan Bank in Pittsburgh in 2008?

Steve Fowle: 2008 we received about $1.5 million, about $240,000 in the fourth quarter.

Andy Stapp: Okay.

Mark Turner: That’s obviously going away.

Andy Stapp: Yes. And what’s your expectations regarding the effective tax rate in 2009?

Mark Turner: If everything goes as plans, it’s about 35%, Steve, is that right?

Steve Fowle: Probably a little lower. It probably will be similar to the overall effective tax rate we saw for the entire 2008.

Mark Turner: Andy, we have a -- one very large permanent tax difference benefit, it’s an exclusion of interest on a [ESOP] loan that lowers our effective tax rate from the statutory rates, and depending on how much money we make it obviously can amplify that or lessen that reduction from the statutory rates.

Andy Stapp: Okay. And did you tighten your underwriting standards during the quarter?

Mark Turner: I’ll have Rodger Levenson speak to that.

Rodger Levenson: I think, Andy, obviously in recognition of the current economic environment it is prudent to make sure that when we do our underwriting analysis that the assumptions that we’re making on collateral and cash flow are a realistic reflection of the current environment, and that we really want to ensure that there’s the appropriate cushions in our assumptions in case the economic environment was to deteriorate. So I would say generally we’re using that filter to evaluate every new loan opportunity.

Andy Stapp: Okay. Then for example in CRE loans, what type of loan to value ratios are you looking for?

Rodger Levenson: I would tell you that generally we are seeing much lower loan to value ratios and better debt service coverage ratios on all of our transactions. We’re seeing things at 75% and below as pretty typical in a lot of the commercial real estate transactions that we’re seeing.

Mark Turner: And the market is allowing us to do that, Andy. There are less lenders in the market, whether they be banks or other lenders, and I would say on top of that we’re being -- we’re asking much more in terms of pricing and the market is allowing for that, as well, including floors in loan rates that we weren’t able to get before.

Andy Stapp: Okay. I’m just, what I’m trying to do is just to confirm that the robust loan growth that you realized during the quarter was with, was conservatively underwritten.

Mark Turner: I think everybody here in all of the governance structures, whether they be committee, up through the Executive Committee, is highly focused on the current economic climate and making sure that the loans that we’re seeing, that we’re doing a good job of segregating between the desperate and the deserving, and structuring it correctly and getting adequate pricing on it.

Andy Stapp: Okay. And in modeling the level of your loan loss reserve and provision, were you more forward-looking than you have been in the past with the disruption in the economy?

Mark Turner: The general answer to that is yes. I mean you can’t take a big number like we did in the fourth quarter, realize what’s going on around you without having that influence what you expect in 2009, and we do expect 2009 will be a continuing challenging environment.

To that, I’d just ask Rodger to add some comments, since he and the chief credit officer are the ones that went through the process and the framework of thinking about 2009 from a provision perspective.

Rodger Levenson: Yes, obviously the overriding assumption that we made in going through our methodology was a continued very difficult economic environment. And our model, similar to other banks, is primarily driven off of loss histories and an assessment of risk in the loan portfolios, particularly in the commercial loan portfolio.

What we did was a loan by loan review of all of our large and significant existing and potential problem loans to make an assessment of where we thought there was potential loss in those loans. And then do more of a portfolio look at the consumer loans, and then do an overall risk assessment in the remainder of the portfolios.

After having gone through that, when you compile all the data, our expectation is that we expect both charge offs and provisions in 2009 to look similar to the full year 2008 numbers, but I would underscore that’s a very dynamic environment. That’s our best estimate based upon our current information and clearly is subject to change based upon further economic events.

Andy Stapp: Okay. You talked about your residential construction portfolio, what about your land loans, what are you seeing there?

Rodger Levenson: Well, as Mark said, we have actually a very small number of pure land loans, it’s actually -- it was $44 million at the --

Mark Turner: And that’s a part of that $142 million residential CLD.

Rodger Levenson: That’s correct, that’s a subset of that. We’re obviously watching those very closely because they’re tied to future development. In many of those cases we have very strong sponsors who have other sources of cash flow to help support those loans, but it’s clearly one of our highest risk portfolios.

Andy Stapp: Right. So the $123 million in land loans that you showed on your financial report at September 30 the difference between this and the $40 million you just mentioned, that’s commercial land loans?

Mark Turner: We’re going to have to get back to you on that. That $123 million is not ringing a bell with us, and our commercial land loans, as Rodger said, and I apologize if I said $35 million, it was only $44 million at the end of the year.

Andy Stapp: Okay. And can you touch on what you’re seeing regarding trends in commercial real estate, you know, ex CLD loans?

Mark Turner: Rodger?

Rodger Levenson: Yes, generally, the commercial real estate portfolio is holding up very nicely. Particularly the office and sort of multipurpose use projects. There’s a little bit of softness that we’re starting to see in retail, although it really hasn’t impacted our borrowers just yet, but the commercial to date has been holding up better than the residential.

Andy Stapp: Okay. Thank you.

Mark Turner: Thank you, Andy.

Operator: Thank you. Our next question is from [Brian Roman] of [Rebeco Investment Management]. Please go ahead.

Brian Roman: Good afternoon. Thank you for holding the call. A bunch of questions here. Did I hear you correct when you said your expectation for credit quality for ‘09 is similar to the outcome for ‘08?

Mark Turner: For all of ‘08, correct.

Brian Roman: Right. So assuming you’re going to maintain your provision reserve level similar to where you ended the year, you’re going to be provisioning somewhere close to $20 million to $23 million?

Mark Turner: That’s correct. With all the caveats that Rodger gave about predicting the future.

Brian Roman: Sure. Okay. Tangible common equity, do you have a goal for the ratio there?

Mark Turner: Our capital policy says we’d like to keep it around 6%, and the addition of, frankly, the U.S. Treasury’s Program bolsters capital and so we have not made an adjustment to that expectation yet, but with the additional capital from the Capital Purchase Program we feel we’d have plenty of capital at this point.

Brian Roman: Okay. Residential construction portfolio, what’s the number in here -- like 100 and -- the CLD -- $142 million -- charge offs in the current quarter, in the quarter we just finished, I guess they were about what, $12 million or so? Correct me if that number is wrong?

Mark Turner: It was just under $12 million.

Brian Roman: Yes, how much of that was related to the CLD portfolio?

Rodger Levenson: Almost all of it.

Brian Roman: Almost all?

Rodger Levenson: Yes.

Brian Roman: Okay.

Mark Turner: Just there was probably close to a million in first mortgage and consumer loans, so almost all of it is correct.

Brian Roman: Okay. So that $142 million at this point is net of those charge offs?

Rodger Levenson: That is correct.

Brian Roman: Okay. What -- how fast is this portfolio running off?

Rodger Levenson: Well, it has historically run-off very quickly. At this point because of the slow-down in new home sales many of our projects, the run rate has slowed down dramatically, and so we’re not expecting to see major run-off in that portfolio for the majority of 2009.

Brian Roman: I mean these are construction loans, they probably have an average life in a more normal, and I use the word normal loosely, in a more normal environment of probably two-and-a-half years or so, correct? Two to three years, whatever, so you’re saying that run-off has kind of ground to a halt?

Rodger Levenson: It has slowed significantly on a number of our projects, that is correct.

Brian Roman: Okay. Let’s see here, let me just -- I’ve got to find the passage in the -- here it is -- am I correct in reading that the $293 million of nonagency MBS, how did you get to a 42% average LTV? I’ve never seen anything quite that low, that wasn’t at origination, or that wasn’t at purchase, was it? Are those new appraisals on that portfolio?

Mark Turner: That was based on the originations, let me qualify this, but I may have to get back to you, this is my understanding, the guy that was running the models is not in the room, but that is based on a bond by bond evaluation of the underlying loan collateral and I believe that was at origination.

Brian Roman: Was that or I’m not here to be nitpicky but is that at origination or is that at -- because I think you bought seasoned bonds, correct?

Mark Turner: At purchase, I’m sorry, when I say origination I mean at our purchase.

Brian Roman: Yes, that’s what -- okay. So you bought them at a discount or, no -- I mean they were seasoned at the point in time that you bought them, so you’re probably dealing with underlying properties that had appreciated?

Steve Fowle: Yes, that’s probably the case, seeing as most of those were 2005 and prior vintages.

Brian Roman: Right. Okay. Because I don’t think anybody was originating stuff at 42% or even 50% LTVs even in that era. Okay.

The economy in Delaware, yes, your tone is meaningfully changed from where it was six, nine months ago. Has it changed that much in the last couple of months?

Mark Turner: I would say in the last four months that, yes, it has changed, and it’s consistent with what you’re seeing in the national economy with unemployment going up quite significantly and with the January announcements across the country of large job losses.

And we’re, as I said, Delaware has traditionally been about a percent better in unemployment but our trend rates are almost exactly tracking the rise in unemployment rates in the U.S. So if unemployment was at 7.2% in the U.S. ending December, which I think was the number, Delaware was at 6.2%. That went up 2.5% nationally in the last year, it went up about 2.5% nationally in Delaware in the last year.

Brian Roman: It’s tough in Delaware, like it is here in New York.

Last question, then I’ve got to run, net interest margin, what’s the outlook? I think it was down a bit sequentially in the fourth quarter? What’s your sense here?

Mark Turner: Just to summarize for Steve, we take a base rate of 320, our assets reprice quicker than we’re able to bring deposits down, and with the decline in the Fed funds over the first quarter and in prime rates we didn’t see all the impact of that in the first quarter. We’ll see it in the second quarter, so we should have a modestly declining margin in the second quarter, but over the course of six months to nine months that usually bounces back, and as deposits are able to be brought down. And Steve’s point was that the wildcard is the competition for deposits in the local market and how much we’re able to bring deposit rates down over the course of the next six months.

Steve Fowle: Hey, Mark, shouldn’t you say fourth quarter to first quarter?

Mark Turner: I’m not sure what I said. I believe so, yes.

Brian Roman: All right. Great, guys. You’ve been very generous with your time. Thank you.

Mark Turner: Thank you, Brian.

Mark Turner: Andrea?

Operator: Pardon me, gentlemen. That does conclude our question and answer session for today. Do you have any closing remarks?

Mark Turner: Just want to thank everybody for their time and attention today, as we embarked on our first quarterly conference call, and appreciate everybody’s interest, and if you have any follow-up questions please feel free to give us a buzz.

Operator: Thank you for joining today’s conference call. You may now disconnect your lines.